UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 7, 2008, The Education Resources Institute, Inc. (“TERI”) filed a voluntary petition for reorganization (the “Reorganization”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts. On April 10, 2008, The First Marblehead Corporation (the “Corporation”) reported in a current report on Form 8-K that the Reorganization could adversely affect, among other things, the Corporation’s client relationships and facilitated loan volume.

Certain of the Corporation’s agreements with clients provide for termination rights in the event of the filing by TERI of a voluntary petition under federal bankruptcy laws. During the week of April 21, 2008, the Corporation received notice that RBS Citizens, N.A., successor-in-interest to Charter One Bank, N.A. and Citizens Bank of Rhode Island (“RBS”), elected to terminate certain agreements with the Corporation and its clients.

The Corporation provides services to RBS in connection with various private student loan programs (the “Programs”), including Programs marketed by third parties that are not themselves lenders (“Program Marketers”) and Programs marketed under RBS’ private label brands. Subject to the terms and conditions of note purchase agreements (“NPAs”) between RBS and the Corporation, the Corporation has the right to facilitate securitization of Program loans. The Corporation has also entered into agreements (“Program Agreements”) among RBS, Program Marketers and the Corporation pursuant to which the Corporation coordinates the marketing of certain Programs. The Corporation’s compensation pursuant to the Program Agreements is limited to reimbursement of out of pocket expenses.

The Corporation has entered into multiple NPAs and Program Agreements with RBS in connection with Programs. On April 21, 2008, the Corporation received notice that RBS elected to terminate, effective immediately, two NPAs between the Corporation and RBS: (i) the note purchase agreement dated as of February 15, 2005 and (ii) the note purchase agreement dated as of April 30, 2004 (collectively, the “Terminated NPAs”), in each case due to the voluntary petition for reorganization filed by TERI. Subsequently, RBS elected to terminate each Program Agreement (collectively, the “Terminated Program Agreements”) that provides RBS with a termination right at its convenience, as a result of a TERI Insolvency Event (as defined in the relevant Program Agreement) or as a result of termination of the Terminated NPAs.

As a result of the termination of the Terminated NPAs, neither RBS nor the Corporation has any further obligations to sell or purchase Program loans pursuant to the Terminated NPAs. In the aggregate, the Corporation derived approximately 4% of its total revenues in fiscal 2007 from the securitization of loans pursuant to the Terminated NPAs. As a result of the pending termination of the Terminated Program Agreements, the affected Program Marketers are required to cease all marketing activities with regard to their Programs.

Loans subject to the Terminated NPAs or attributable to the terminated Programs represented approximately 9% of the Corporation’s total principal amount of loans facilitated and available for securitization as of December 31, 2007. Certain NPAs with RBS relating to a limited number of terminated Programs remain in effect, such that RBS and the Corporation have continuing obligations to sell and purchase loans that were originated pursuant to these Programs prior to termination of such Programs. Such loans represented less than 1% of the Corporation’s total principal amount of loans facilitated and available for securitization as of December 31, 2007.

RBS has not terminated the NPAs or Program Agreements relating to the Astrive Loan Program or the NextStudent Loan Program as of the date of this report. The level of marketing activity with regard to the Astrive Loan Program is the subject of discussion between RBS and the Corporation as of the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: April 28, 2008	By:	/s/ Peter B. Tarr
Peter B. Tarr Chairman of the Board and General Counsel